                             Policy Number SPECIMEN

                   Insured  JOHN DOE

    Initial Specified Amount  $100,000            Date of Issue  MAY 6, 2005

                   Lincoln Life & Annuity Company of New York
    A Stock Company     Home Office Location:  100 Madison Street, Suite 1860
                                               Syracuse, NY

               Administrator Mailing Address:  The Lincoln National Life
                                               Insurance Company
                                               350 Church Street
                                               Hartford, CT 06103-1106

Lincoln Life & Annuity Company of New York ("Lincoln Life") agrees to pay the Death Benefit Proceeds to the Beneficiary upon receipt of due proof of the Insured's death during the continuance of the policy. Such payment shall be made as provided under GENERAL PROVISIONS, Payment of Proceeds. Lincoln Life further agrees to pay the Surrender Value to the Owner upon surrender of the policy.

Right to Examine the Policy. The policy may be returned to the insurance agent through whom it was purchased or to Lincoln Life within 45 days of the date the application is signed or within 10 days after receipt of the policy (60 days after its receipt where required by law for policies issued in replacement of other insurance). During this period (the "Right-to-Examine Period"), any premium paid will be placed in the Money Market Fund and, if the policy is so returned, it will be deemed void from the Date of Issue and Lincoln Life will refund all premium paid. If the policy is not returned, the premium payment will be processed as set forth in PREMIUM AND REINSTATEMENT PROVISIONS, Allocation of Net Premium Payments.

ANY BENEFITS AND VALUES PROVIDED BY THE POLICY BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

The duration of coverage may be impacted by the investment experience of the Variable Account. Unless the No-Lapse Enhancement Rider is in effect, the policy will terminate if actual premiums paid and investment experience are insufficient to continue coverage.

The Death Benefit Proceeds on the Date of Issue equal the Initial Specified Amount of the policy. Thereafter, the Death Benefit Proceeds may vary under the conditions described under INSURANCE COVERAGE PROVISIONS.

The policy is issued and accepted subject to the terms set forth on the following pages, which are made a part of the policy. In consideration of the application and the payment of premiums as provided, the policy is executed by Lincoln Life as of the Date of Issue.

                                                /s/ John H. Gotta

                   Registrar                          President

                     Flexible Premium Variable Life Insurance Policy

  Non-Participating Variable life insurance payable upon death of the Insured.
                            Adjustable Death Benefit.
              Surrender Value payable upon surrender of the policy.
         Flexible premiums payable to when the Insured reaches Age 100.
                Investment results reflected in policy benefits.
             Premium Payments and Supplementary Coverages as shown
                         in the Policy Specifications.

LN694                                    NY

                                Table of Contents

                                                                           Page*

Policy Specifications..........................................................3

Schedule 1: Surrender Charges..................................................5

Schedule 2: Expense Charges and Fees...........................................6

Schedule 3: Table of Guaranteed Maximum Cost of Insurance Rates Per $1,000.....7

Schedule 4: Corridor Percentages Table.........................................8

Definitions....................................................................9

Premium and Reinstatement Provisions..........................................11

Ownership, Assignment and Beneficiary Provisions..............................12

Variable Account Provisions...................................................13

Policy Values Provisions......................................................14

Transfer Privilege Provision..................................................16

Optional Sub-Account Allocation Programs......................................17

Nonforfeiture and Surrender Value Provisions..................................18

Loan Provisions...............................................................18

Insurance Coverage Provisions.................................................19

General Provisions............................................................21


Followed by Optional Methods of Settlement and Any Riders

*Page 4 is intentionally "blank."

LN694                                    NY                                    2

                              Policy Specifications
                             Policy Number SPECIMEN

                 Insured  JOHN DOE
Initial Specified Amount  $100,000                   Date of Issue  MAY 6, 2005
Minimum Specified Amount  $100,000                       Issue Age  35
 Monthly Anniversary Day  06                         Premium Class  STANDARD

LN694 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

Specified Amount:      See Initial Specified Amount

Death Benefit Option:  Death Benefit Option is 1. (Level)

Premium Payments:      Initial premium paid with application $962.72
                       Planned Premium $962.72
                       Additional premium payments may vary by frequency or amount.

Payment Mode:          ANNUALLY

Limits on Allocation of Net Premium Payments: All allocations of Net Premium Payments must be made in whole percentages and in aggregate must total 100%. Premium Payments will be allocated net of the Premium Load specified in SCHEDULE 2.

Limits on Transfers from the Fixed Account: Transfers from the Fixed Account shall not be made prior to the first anniversary of the Date of Issue except as provided under the Dollar Cost Averaging or the Automatic Rebalancing programs. The amount of all transfers in any Policy Year shall not exceed the greater of
(a) 25% of the Fixed Account Value as of the immediately preceding anniversary of the Date of Issue or (b) the total dollar amount transferred from the Fixed Account in the immediately preceding Policy Year. (See TRANSFER PRIVILEGE PROVISION and OPTIONAL SUB-ACCOUNT ALLOCATION PROGRAMS.)

AN ADDITIONAL PREMIUM PAYMENT MAY BE REQUIRED TO KEEP THE POLICY IN FORCE SHOULD BOTH THE CASH VALUE, MINUS INDEBTEDNESS, AND THE NO-LAPSE VALUE, MINUS INDEBTEDNESS, BE INSUFFICIENT TO COVER THE RESPECTIVE MONTHLY DEDUCTIONS. THE OWNER SHOULD CONTACT THE COMPANY TO OBTAIN ADDITIONAL INFORMATION ABOUT THIS.

UNDER FEDERAL LAW, THE POLICY MAY NOT QUALIFY AS LIFE INSURANCE AFTER THE INSURED REACHES AGE 100 AND MAY BE SUBJECT TO ADVERSE TAX CONSEQUENCES. A TAX ADVISOR SHOULD BE CONSULTED PRIOR TO THE CONTINUATION OF THE POLICY AFTER THE INSURED REACHES AGE 100.

LN694                                    NY                                    3

                        This page is intentionally blank

                              Policy Specifications
                             Policy Number SPECIMEN

                 Insured  JOHN DOE
Initial Specified Amount  $100,000                   Date of Issue  MAY 6, 2005
Minimum Specified Amount  $100,000                       Issue Age  35
 Monthly Anniversary Day  06                         Premium Class  STANDARD

(Continued from page 3)

           The guaranteed interest rate to be credited to the Fixed Account is 4.5% annually. The net guaranteed interest rate is 4.0% annually reflecting the fixed asset charge which is guaranteed not to exceed 0.50% annually. Lincoln Life may charge less than the 0.50% fixed asset charge and may credit interest at a rate higher than the 4.5%. Crediting of such additional interest is not guaranteed. Interest charged on Loan Account Value will be at an annual rate equal to 5.5% on or before the 10/th/ Policy Anniversary and 4.5% thereafter, payable in arrears.

           The administrative expenses applied to the Policy are as follows: (a) a fee of $10.00 per month during each Policy Year; (b) a monthly charge per $1,000 of Initial Specified Amount for the first 120 months from the Date of Issue, and (c) a monthly charge per $1,000 for any increase in Specified Amount for the 120 months following the date of increase. The charge(s) described in (b) and (c) will be determined using the table shown in SCHEDULE 2 and will be based on the Insured's Age at the Date of Issue and at the date of increase in Specified Amount. A mortality and expense charge, which is calculated as a percentage of the value of the Variable Sub-Accounts. The charge is guaranteed not to exceed an annual rate of .50% during Policy Years 1 through 10, and .20% thereafter. A daily fixed account asset charge, which is calculated as a percentage of the value of the Fixed Account. This charge is guaranteed not to exceed an annual rate of .50% of the Fixed Account's value.

           The surrender charges and fees applied to the Policy include: (1) the applicable surrender charge (if any) from the surrender charge table on page 5, and (2) a transaction fee of the lesser of $25 or 2% of the amount surrendered is assessed for each partial surrender.

           Cost of Insurance rates are determined by Lincoln Life based on its expectations of future mortality, investment earnings, persistency, and expenses (including taxes), but such rates will never exceed the guaranteed maximum rates shown on page 7.

           This policy may lapse before the Insured reaches Age 100 even if planned premiums are paid when due. This might be due to: (a) changes in current Cost of Insurance rates, interest credited to the Fixed Account, or expense loads; (b) policy loans or partial surrenders (i.e. withdrawals); (c) changes in Death Benefit Options or Specified Amount; or (d) performance of the Variable Sub-Accounts. Any of these events may require that more premium be paid.

           This policy is intended to qualify as life insurance under the Internal Revenue Code of 1986, as amended (IRC). Changes in premium or death benefit will be allowed subject to the policy provisions, provided that the policy continues to qualify as life insurance under the IRC.

LN694                                    NY                                  3.1

                              Policy Specifications
                             Policy Number SPECIMEN

                 Insured  JOHN DOE
Initial Specified Amount  $100,000                   Date of Issue  MAY 6, 2005
Minimum Specified Amount  $100,000                       Issue Age  35
 Monthly Anniversary Day  06                         Premium Class  STANDARD


No-Lapse Enhancement Rider
Effective Date:      Date of Issue
Date of Expiry:      MAY 6, 2070
Guaranteed Minimum
Death Benefit:       $200,000

LN694                                 NY                             3A - 1 of 1

                        This page is intentionally blank

                              Policy Specifications
                             Policy Number SPECIMEN

                 Insured  JOHN DOE
Initial Specified Amount  $100,000                   Date of Issue  MAY 6, 2005
Minimum Specified Amount  $100,000                       Issue Age  35
 Monthly Anniversary Day  06                         Premium Class  STANDARD

Owner
The Insured

Beneficiary
Jane Doe, Wife, if surviving the Insured

LN694                             NY                                 3B - 1 of 1

                          This Page Intentionally Blank

                         Schedule 1: Surrender Charges

Upon either a full surrender of the policy or a decrease in Specified Amount made at the request of the Owner, a charge will be assessed based on the table of surrender charges shown in Schedule 1, subject to the following conditions.

For decreases in Specified Amount, excluding full surrender of the policy, no such charge will be applied under the following circumstances:

1. where the decrease occurs after the tenth Policy Anniversary following the issuance of the Initial Specified Amount, or
2. where the decrease is directly caused by a Death Benefit Option change, or
3. where the decrease is caused by a partial surrender (i.e. withdrawal) of Net Accumulation Value, or
4. where the decrease plus the sum of all prior decreases does not exceed 25% of the Initial Specified Amount.

For all other decreases in Specified Amount, the charge will be calculated as
(1) minus (2), then divided by (3) and then multiplied by (4), where:

1.  is the amount of this decrease plus any prior decreases,
2. is the greater of an amount equal to 25% of the Initial Specified Amount or the sum of all prior decreases,
3.  is the Initial Specified Amount, and
4.  is the then applicable surrender charge from the table in Schedule 1.

Requests for decreases in Specified Amount may be limited by Lincoln Life to the extent there is insufficient Net Accumulation Value to cover the necessary charges.

Upon full surrender of the policy, the charge will be calculated as the entire amount shown in the table of surrender charges multiplied by one minus the percentage of Initial Specified Amount for which a surrender charge was previously assessed, if any. In no event will the charge assessed upon a full surrender exceed the then current Net Accumulation Value.

Separate surrender charge tables apply with respect to each increase in Specified Amount. For purposes of calculating charges for full surrenders of, or decreases in, such increased Specified Amounts, the amount of the increase will be considered a new "Initial Specified Amount".

Any charges for decreases in Specified Amount will be assessed by withdrawing the amount from the Fixed and Variable Sub-Accounts in proportion to which the balances invested in such Fixed and Variable Sub-Accounts bear to the Net Accumulation Value as of the date on which the deduction is made, unless otherwise agreed In Writing by Lincoln Life and the Owner.

                               Surrender Charge as of                                    Surrender Charge as of
      Policy Year             Beginning of Policy Year           Policy Year            Beginning of Policy Year
      -----------             ------------------------           -----------            ------------------------
           1                       $2,418.00                          9                      $1,334.00
           2                       $2,303.00                          10                     $1,169.00
           3                       $2,182.00                          11                       $997.00
           4                       $2,056.00                          12                       $816.00
           5                       $1,924.00                          13                       $627.00
           6                       $1,786.00                          14                       $428.00
           7                       $1,642.00                          15                       $219.00
           8                       $1,492.00                  16 and thereafter                  $0.00

The procedures for full and partial surrenders and the imposition of surrender charges for full surrenders are described in greater detail in NONFORFEITURE AND SURRENDER VALUE PROVISIONS.

A transaction fee of the lesser of $25 or 2% of the amount surrendered is assessed for each partial surrender and will be processed as set forth in NONFORFEITURE AND SURRENDER VALUE PROVISIONS, Partial Surrender.

LN694                                NY                                        5

                      Schedule 2: Expense Charges and Fees

Premium Load. Lincoln Life will deduct a Premium Load not to exceed 8.0% from each premium payment.

Monthly Administrative Fee. A Monthly Deduction is made on each Monthly Anniversary Day from the Net Accumulation Value. (See POLICY VALUES PROVISIONS, Monthly Deduction.) It includes an administrative fee charge, Cost of Insurance charges and any charges for supplemental riders or optional benefits.

The monthly administrative fee consists of: (a) a fee of $10.00 per month during each Policy Year; (b) a monthly charge per $1,000 of Initial Specified Amount for the first 120 months from the Date of Issue, and (c) a monthly charge per $1,000 for any increase in Specified Amount for the 120 months following the date of increase. The charge(s) described in (b) and (c) will be determined using the table below and will be based on the Insured's Age at the Date of Issue and at the date of any increase in Specified Amount.

Charges and Fees Associated with the Variable Sub-Accounts. Lincoln Life imposes a mortality and expense risk ("M&E") charge, which is calculated as a percentage of the value of the Variable Sub-Accounts. The M&E charge is deducted from each Variable Sub-Account at the end of each Valuation Period. This charge is guaranteed not to exceed an annual rate of .50% during Policy Years 1 through 10, and .20% thereafter. Fund operating expenses may be deducted by each Fund as set forth in its prospectus.

Charges and Fees Associated with the Fixed Account. Lincoln Life imposes a daily fixed account asset charge, which is calculated as a percentage of the value of the Fixed Account. This charge is guaranteed not to exceed an annual rate of ..50% of the Fixed Account's value.

Transfer Fee. A transaction fee of $25 may be applied by Lincoln Life to each transfer request in excess of 24 made during any Policy Year. A single transfer request, made either In Writing or electronically, may consist of multiple transactions.

              Expense               Expense                Expense                 Expense                Expense
               Charge                Charge                 Charge                  Charge                 Charge
   Age      per $1,000     Age     per $1,000     Age     per $1,000     Age     per $1,000     Age     per $1,000
---------- -------------- ------ --------------- ------ --------------- ------- -------------- ------- --------------
    0          0.017       20        0.033        40        0.061         60        0.098        80        0.333
    1          0.018       21        0.035        41        0.063         61        0.102        81        0.367
    2          0.018       22        0.037        42        0.065         62        0.106        82        0.400
    3          0.019       23        0.038        43        0.067         63        0.109        83        0.433
    4          0.020       24        0.040        44        0.069         64        0.113        84        0.467
    5          0.021       25        0.042        45        0.071         65        0.117        85        0.500
    6          0.022       26        0.043        46        0.072         66        0.125        86        0.517
    7          0.023       27        0.043        47        0.073         67        0.133        87        0.533
    8          0.023       28        0.044        48        0.073         68        0.142        88        0.550
    9          0.024       29        0.045        49        0.074         69        0.150        89        0.567
   10          0.025       30        0.046        50        0.075         70        0.158        90        0.583
   11          0.027       31        0.047        51        0.076         71        0.177        91        0.617
   12          0.028       32        0.048        52        0.077         72        0.195        92        0.650
   13          0.030       33        0.048        53        0.078         73        0.213        93        0.683
   14          0.032       34        0.049        54        0.078         74        0.232        94        0.717
   15          0.033       35        0.050        55        0.079         75        0.250        95        0.750
   16          0.033       36        0.053        56        0.083         76        0.267        96        0.850
   17          0.033       37        0.054        57        0.087         77        0.283        97        0.950
   18          0.033       38        0.057        58        0.091         78        0.300        98        1.050
   19          0.033       39        0.058        59        0.094         79        0.317        99        1.150

LN694                                                                     6

         Schedule 3: Table of Guaranteed Maximum Cost of Insurance Rates

                (Monthly Rates Per $1,000 of Net Amount at Risk)

SPECIAL NOTE:  The monthly Cost of Insurance Rate charged under the policy varies based on the sex, Age, duration and premium class of the Insured, but will not exceed the rates shown in the table below. However, in determining the Guaranteed Maximum Cost of Insurance Rates, Lincoln Life will add the amount of the Flat Extra Monthly Insurance Cost, if any, shown in the POLICY SPECIFICATIONS to the rates below. If the Insured is in a rated premium class, the Guaranteed Maximum Cost of Insurance Rates will be those in the table multiplied by the Risk Factor, if any, shown in the POLICY SPECIFICATIONS. The rates below are based on the 1980 CSO Tables (Male or Female as appropriate).

                 Male       Female                     Male          Female                   Male          Female
                Monthly    Monthly                    Monthly       Monthly                  Monthly       Monthly
     Age         Rate        Rate            Age        Rate         Rate            Age      Rate          Rate
--------------------------------------    -----------------------------------    -------------------------------------
       0        0.34845    0.24089            35      0.17586       0.13752           70     3.30338       1.84590
       1        0.08917    0.07251            36      0.18670       0.14669           71     3.62140       2.02325
       2        0.08251    0.06750            37      0.20004       0.15752           72     3.98666       2.24419
       3        0.08167    0.06584            38      0.21505       0.17003           73     4.40599       2.51548
       4        0.07917    0.06417            39      0.23255       0.18503           74     4.87280       2.83552
--------------------------------------    -----------------------------------    -------------------------------------
       5        0.07501    0.06334            40      0.25173       0.20171           75     5.37793       3.19685
       6        0.07167    0.06084            41      0.27424       0.22005           76     5.91225       3.59370
       7        0.06667    0.06000            42      0.29675       0.23922           77     6.46824       4.01942
       8        0.06334    0.05834            43      0.32260       0.25757           78     7.04089       4.47410
       9        0.06167    0.05750            44      0.34929       0.27674           79     7.64551       4.97042
--------------------------------------    -----------------------------------    -------------------------------------
      10        0.06084    0.05667            45      0.37931       0.29675           80     8.30507       5.52957
      11        0.06417    0.05750            46      0.41017       0.31677           81     9.03761       6.17118
      12        0.07084    0.06000            47      0.44353       0.33761           82     9.86724       6.91414
      13        0.08251    0.06250            48      0.47856       0.36096           83    10.80381       7.77075
      14        0.09584    0.06667            49      0.51777       0.38598           84    11.82571       8.72632
--------------------------------------    -----------------------------------    -------------------------------------
      15        0.11085    0.07084            50      0.55948       0.41350           85    12.91039       9.76952
      16        0.12585    0.07501            51      0.60870       0.44270           86    14.03509      10.89151
      17        0.13919    0.07917            52      0.66377       0.47523           87    15.18978      12.08770
      18        0.14836    0.08167            53      0.72636       0.51276           88    16.36948      13.35774
      19        0.15502    0.08501            54      0.79730       0.55114           89    17.57781      14.70820
--------------------------------------    -----------------------------------    -------------------------------------
      20        0.15836    0.08751            55      0.87326       0.59118           90    18.82881      16.15259
      21        0.15919    0.08917            56      0.95591       0.63123           91    20.14619      17.71416
      22        0.15752    0.09084            57      1.04192       0.66961           92    21.57655      19.43814
      23        0.15502    0.09251            58      1.13378       0.70633           93    23.20196      21.40786
      24        0.15169    0.09501            59      1.23235       0.74556           94    25.28174      23.83051
--------------------------------------    -----------------------------------    -------------------------------------
      25        0.14752    0.09668            60      1.34180       0.78979           95    28.27411      27.16158
      26        0.14419    0.09918            61      1.46381       0.84488           96    33.10677      32.32378
      27        0.14252    0.10168            62      1.60173       0.91417           97    41.68475      41.21204
      28        0.14169    0.10501            63      1.75809       1.00267           98    58.01259      57.81394
      29        0.14252    0.10835            64      1.93206       1.10539           99    83.33333      83.33333
--------------------------------------    -----------------------------------    -------------------------------------
      30        0.14419    0.11251            65      2.12283       1.21731
      31        0.14836    0.11668            66      2.32623       1.33511
      32        0.15252    0.12085            67      2.54312       1.45461
      33        0.15919    0.12502            68      2.77350       1.57247
      34        0.16669    0.13168            69      3.02328       1.69955
--------------------------------------    -----------------------------------


LN694                                                                         7

                     Schedule 4: Corridor Percentages Table

As of the Date of Issue of this policy the formula in effect to determine the amount under item (ii) of INSURANCE COVERAGE PROVISIONS; Death Benefit Proceeds is based on a percent of the Accumulation Value as determined from the following table:

                          Corridor                          Corridor
           Age           Percentage           Age          Percentage
        ----------       ----------        ----------      ----------
           0-40             250%               70             115%
            41              243                71             113
            42              236                72             111
            43              229                73             109
            44              222                74             107
        ----------       ----------        ----------      ----------
            45              215                75             105
            46              209                76             105
            47              203                77             105
            48              197                78             105
            49              191                79             105
        ----------       ----------        ----------      ----------
            50              185                80             105
            51              178                81             105
            52              171                82             105
            53              164                83             105
            54              157                84             105
        ----------       ----------        ----------      ----------
            55              150                85             105
            56              146                86             105
            57              142                87             105
            58              138                88             105
            59              134                89             105
        ----------       ----------        ----------      ----------
            60              130                90             105
            61              128                91             104
            62              126                92             103
            63              124                93             102
            64              122                94             101
        ----------       ----------        ----------      ----------
            65              120                95             100
            66              119                96             100
            67              118                97             100
            68              117                98             100
            69              116                99             100
        ----------       ----------        ----------      ----------


LN694                                                                          8

                                     Definitions

Accumulation Value. The sum of (i) the Fixed Account value, (ii) the Variable Account value, and (iii) the Loan Account value under the policy.

Administrator Mailing Address. The Administrator Mailing Address for the policy is indicated on the front cover.

Age. The age of the Insured at her or his nearest birthday.

Cost of Insurance. See POLICY VALUES PROVISIONS, Cost of Insurance.

Cost of Insurance Rates. This term is defined in SCHEDULE 3.

Date of Issue. The date from which Policy Years, Policy Anniversaries, and Age are determined. The Date of Issue is shown in the POLICY SPECIFICATIONS.

Death Benefit Proceeds. The amount payable upon death of the Insured is based upon the Death Benefit Option selected under the policy. Each option is described under INSURANCE COVERAGE PROVISIONS, Death Benefit Options and is payable as described under GENERAL PROVISIONS, Payment of Proceeds.

Due Proof of Death. A certified copy of an official death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof of death satisfactory to Lincoln Life.

Fixed Account. The account under which principal is guaranteed and interest is credited at a rate of not less than 4.5% per year. (See POLICY VALUES PROVISION, Interest Credited Under Fixed Account.) The net guaranteed interest rate is 4.0% per year reflecting the fixed account asset charge which is guaranteed not to exceed 0.50% per year. Lincoln Life may charge less than the 0.50% fixed account asset charge and may credit interest at a rate higher than 4.5%. Fixed Account assets are general assets of Lincoln Life and are held in Lincoln Life's general account.

Fixed Account Asset Charge Rate. A daily rate assessed by Lincoln Life as a percentage of the value of the Fixed Account. The Fixed Account Asset Charge Rate is specified in SCHEDULE 2.

Fund(s). The Funds in the Variable Sub-Account portfolios to which the Owner may allocate Net Premium Payments or transfers and in the shares of which such allocations shall be invested.

Fund Group. Each of the open-end management investment companies registered under the 1940 Act, one or more of the portfolios (funds) of which fund the Variable Sub-Accounts.

Grace Period.  See PREMIUM AND REINSTATEMENT PROVISIONS, Grace Period.

In Writing. With respect to any notice to Lincoln Life, this term means a written form satisfactory to Lincoln Life and received by it at the Administrator Mailing Address. With respect to any notice by Lincoln Life to the Owner, any assignee or other person, this term means written notice by ordinary mail to such person at the most recent address in Lincoln Life's records.

Indebtedness. See LOAN PROVISIONS, Indebtedness.

Loan Account. The account in which amounts equal to amounts loaned under the policy accrue once transferred out of the Fixed and/or Variable Sub-Accounts. The Loan Account is part of Lincoln Life's general account.

LN694                                                                          9

Monthly Anniversary Day. The Day of the month, as shown in the POLICY SPECIFICATIONS, when Lincoln Life makes the Monthly Deduction, or the next Valuation Day if that day is not a Valuation Day or is nonexistent for that month.

Monthly Deduction. The Monthly Deduction is made from the Net Accumulation Value; this deduction includes the Cost of Insurance, an administrative expense charge and charges for supplemental riders or benefits, if applicable. (See POLICY VALUES PROVISIONS, Monthly Deduction.) The first Monthly Deduction is made as of the Date of Issue. Monthly Deductions occur thereafter on each Monthly Anniversary Day.

Mortality and Expense Risk (M&E) Rate. A daily rate assessed by Lincoln Life as a percentage of the value of the Variable Sub-Accounts for its assumption of mortality and expense risks. The M&E Rate is specified in SCHEDULE 2.

Net Accumulation Value.  The Accumulation Value less the Loan Account value.

Net Premium Payment. The portion of a premium payment, after deduction of the Premium Load as specified in SCHEDULE 2, available for allocation to the Fixed and/or Variable Sub-Accounts.

1940 Act.  The Investment Company Act of 1940, as amended.

NYSE. New York Stock Exchange.

Policy Anniversary. The day of the year the policy was issued, or the next Valuation Day if that day is not a Valuation Day or is nonexistent for that year.

Policy Year. Each twelve-month period, beginning on the Date of Issue, during which the policy is in effect.

Right-to-Examine Period. See Right to Examine the Policy, on the cover of the policy.

SEC. The Securities and Exchange Commission.

Specified Amount. The Specified Amount is shown in the Policy Specifications or in subsequent Policy Specifications, if later changed. The Specified Amount is chosen by the Owner and used in determining the amount of the Death Benefit Proceeds. It may be increased or decreased as described in INSURANCE COVERAGE PROVISIONS; Changes in Specified Amount and Death Benefit Options.

Sub-Account. The investment options available under this policy, including Variable Sub-Accounts and the Fixed Account.

Surrender Value. See NONFORFEITURE AND SURRENDER VALUE PROVISIONS, Surrender Value.

Valuation Day. Any day on which the NYSE is open for business, except a day during which trading on the NYSE is restricted or on which an SEC-determined emergency exists or on which the valuation or disposal of securities is not reasonably practicable, as determined under applicable law.

LN694                                                                         10

Valuation Period. The period beginning immediately after the close of business on a Valuation Day and ending at the close of business on the next Valuation Day.

Variable Account. The Lincoln Life Flexible Premium Variable Life Account M consisting of all Variable Sub-Account(s) invested in shares of the Fund(s). Variable Account assets are separate account assets of Lincoln Life, the investment performance of which is kept separate from that of the general assets of Lincoln Life. Variable Account assets are not chargeable with the general liabilities of Lincoln Life.

Variable Accumulation Unit. A unit of measure used to calculate the value of a Variable Sub-Account.

                      Premium and Reinstatement Provisions

Premiums. The initial premium must be paid for coverage to be effective (see INSURANCE COVERAGE PROVISIONS, Date of Coverage). Additional premium may be paid subject to the requirements under Additional Premium, at any time before the Insured reaches Age 100. There is no minimum premium requirement. The policy will lapse subject to the terms set forth in the Grace Period if the Net Accumulation Value is insufficient to pay a Monthly Deduction.

Payment of Premium. The initial premium is payable at the Administrator Mailing Address or to an authorized representative of Lincoln Life. All subsequent premium payments are payable at the Administrator Mailing Address.

Planned Premium. If the Owner chooses to make periodic premium payments, Lincoln Life shall send premium reminder notices In Writing for the amounts and with the frequency elected by the Owner. Changes in the amounts or frequency of such payments will be subject to the consent of Lincoln Life.

The Planned Premium amount as shown in the Policy Specifications page, payable in accordance with the payment mode specified, may not continue the policy in force until the Policy Anniversary after the Insured reaches Age 100 even if the amount is paid as scheduled. The duration for which the policy will continue will depend upon:

1. The amount, timing, and frequency of premium payment;

2. Changes in the Specified Amount and Death Benefit options;

3. Changes in current interest credits and insurance costs;

4. Changes in deductions for riders, if any; and

5. Partial surrenders and loans.

Additional Premium. In addition to any planned premium, it is possible to make additional premium payments of no less than $100 at any time before the Insured reaches Age 100. Lincoln Life reserves the right to limit the amount or frequency of any such additional premium payments. If a payment of any additional premium would increase the difference between the Accumulation Value and the Specified Amount, Lincoln Life may reject the additional premium payment unless evidence of insurability is furnished to Lincoln Life and it agrees to accept the risk. If a payment of additional premium would cause the policy to cease to qualify as insurance for federal income tax purposes, Lincoln Life may reject all or such excess portion of the additional premium. Any additional premium payment received by Lincoln Life shall be applied as premium and not to repay any outstanding loans, unless Lincoln Life is specifically instructed otherwise In Writing by the Owner.

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Allocation of Net Premium Payments. Net Premium Payments may be allocated to the Fixed and/or Variable Sub-Accounts under the policy subject to POLICY SPECIFICATIONS, Limits on Allocation of Net Premium Payments. All Net Premium Payments received before the end of the Right-to-Examine Period shall be allocated upon the expiration of the Right-to-Examine Period in accordance with the allocation percentages specified in the application. Subsequent Net Premium Payments shall be allocated on the same basis as the most recent Net Premium Payment unless Lincoln Life is otherwise instructed In Writing.

Grace Period. If on any Monthly Anniversary Day the Net Accumulation Value is insufficient to cover the current Monthly Deduction, or if the amount of Indebtedness exceeds the Accumulation Value less the surrender charge(s), Lincoln Life shall send a notice In Writing to the Owner and any assignee of record. Such notice shall state the amount which must be paid to avoid termination. The Net Premium Payment due will be at least equal to (a) the amount by which the Monthly Deduction Amount exceeds the Net Accumulation Value, or (b) the amount by which the Indebtedness exceeds the Accumulation Value less the surrender charge(s), and (c) enough additional premium to cover at least two additional months' Monthly Deductions.

If the amounts set forth in the notice are not paid to Lincoln Life on or before the day that is the later of (a) 31 days after the date of mailing of the notice, and (b) 61 days after the Monthly Anniversary Day with respect to which such notice applies (together, the "Grace Period"), then the policy shall terminate. All coverage under the policy will then lapse without value.

Reinstatement. After the policy has lapsed due to the failure to make a necessary payment before the end of an applicable Grace Period, the policy may be reinstated within 5 years provided (a) the policy has not been surrendered,
(b) there is an application for reinstatement In Writing, (c) satisfactory evidence of insurability is furnished to Lincoln Life, (d) enough premium is paid to keep the policy in force for at least 2 months, and (e) any accrued loan interest is paid. The reinstated policy shall be effective as of the Monthly Anniversary Day after the date on which Lincoln Life approves the application for reinstatement. The Net Premium Payment and any loan repayment upon reinstatement will be allocated as set forth under Allocation of Net Premium Payments and LOAN PROVISIONS, Loan Account and Loan Repayment. Upon reinstatement, the surrender charges assessed at the time of lapse will be credited to the Accumulation Value (in proportion to the then current allocation of Net Premium Payments), and the surrender charges set forth in SCHEDULE 1 will be reinstated as of the Policy Year in which the policy lapsed.

                Ownership, Assignment and Beneficiary Provisions

Owner. The Owner on the Date of Issue will be the person designated in the POLICY SPECIFICATIONS. If no person is designated as Owner, the Insured will be the Owner.

Rights of Owner. While the Insured is alive except as provided below and subject to any applicable state law, the Owner may exercise all rights and privileges under the policy including the right to: (a) release or surrender the policy to Lincoln Life, (b) agree with Lincoln Life to any change in or amendment to the policy, (c) transfer all rights and privileges to another person, (d) change the Beneficiary, and (e) assign the policy.

The Owner may exercise any rights and privileges under the policy without the consent, subject to any applicable state law, of any designated Beneficiary if the Owner has reserved the right to change the Beneficiary. If there is an assignment of the policy recorded with Lincoln Life, the Owner may exercise the rights and privileges under the policy only with the consent of the recorded assignee.

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Unless provided otherwise, if the Owner is a person other than the Insured and dies before the Insured, all of the rights and privileges of the Owner under the policy shall vest in the Owner's executors, administrators or assigns.

Transfer of Ownership. The Owner may transfer all rights and privileges of the Owner. On the date of transfer, the transferee shall become the Owner and shall have all the rights and privileges of the Owner. The Owner may revoke any transfer before the date of transfer.

A transfer, or a revocation of transfer, shall be In Writing and shall take effect the later of the date of transfer specified by the Owner or the date it is signed by Lincoln Life, and any payment made or any action taken or allowed by Lincoln Life before such time in reliance on the recorded ownership of the policy shall be without prejudice to Lincoln Life.

Unless otherwise directed by the Owner, with the consent of any assignee recorded with Lincoln Life, a transfer shall not affect the interest of any Beneficiary designated before the date of transfer.

Assignment. Assignment of the policy shall be In Writing and shall be effective when Lincoln Life receives it. Lincoln Life shall not be responsible for the validity or sufficiency of any assignment. An assignment of the policy shall remain effective only so long as the assignment remains in force. If an assignment so provides, it shall transfer the interest of any designated transferee or of any Beneficiary if the Owner has reserved the right to change the Beneficiary.

Beneficiary. The Beneficiary on the Date of Issue shall be the person designated in the POLICY SPECIFICATIONS. Unless provided otherwise, the interest of any Beneficiary who dies before the Insured shall vest in the Owner or the Owner's executors, administrators or assigns.

Change of Beneficiary. The Beneficiary may be changed from time to time. Unless provided otherwise, the right to change the Beneficiary is reserved to the Owner. A request for change of Beneficiary shall be In Writing, signed by the Owner and by any irrevocable Beneficiary. A change of Beneficiary shall be effective on the date the notice of change is signed and subject to receipt of the notice by Lincoln Life. Any payment made or any action taken by Lincoln Life before such time in reliance on its records as to the identity of the Beneficiary shall be without prejudice to Lincoln Life.

                           Variable Account Provisions

Variable Account and Variable Sub-Accounts. Assets invested on a variable basis are held in the separate account ("Variable Account") which is designated in the Definitions provision of the policy. The separate account was established by a resolution of Lincoln Life's Board of Directors as a "separate account" under the insurance law of the State of New York, Lincoln Life's state of domicile and is registered as a unit investment trust under the 1940 Act. The assets of the Variable Account (except assets in excess of the reserves and other contract liabilities of the Variable Account) shall not be chargeable with liabilities arising out of any other business conducted by Lincoln Life and the income, gains or losses from the Variable Account assets shall be credited or charged against the Variable Account without regard to the income, gains or losses of Lincoln Life. The Variable Account assets are owned and controlled exclusively by Lincoln Life, and Lincoln Life is not a trustee with respect to such assets.

The Variable Account is divided into Variable Sub-Accounts. The assets of each Variable Sub-Account shall be invested fully and exclusively in shares of the appropriate Fund for such Variable Sub-Account. The investment performance of each Variable Sub-Account shall reflect the investment performance of the appropriate Fund. For each Variable Sub-Account, Lincoln Life shall maintain Variable Accumulation Units as a measure of the investment performance of the Fund shares held in such Variable Sub-Account.

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Subject to any vote by persons entitled to vote thereon under the 1940 Act, Lincoln Life may elect to operate the Variable Account as a management company instead of a unit investment trust under the 1940 Act or, if registration under the 1940 Act is no longer required, to deregister the Variable Account. In the event of such a change, Lincoln Life shall endorse the policy to reflect the change and may take any other necessary or appropriate action required to effect the change. Any changes in the investment policies of the Variable Account shall first be approved by the Insurance Superintendent of New York and approved or filed, as required, in any other state or other jurisdiction where the policy was issued.

Investments of the Variable Sub-Accounts. All amounts allocated or transferred to a Variable Sub-Account will be used to purchase shares of the appropriate Fund. Each Fund shall at all times be registered under the 1940 Act as an open-end management investment company. The Funds available for investment and for which Variable Sub-Accounts have been established as of the Date of Issue are listed in the application for the policy. Lincoln Life, after due consideration of appropriate factors, may add additional Funds and Fund Groups at any time or may eliminate or substitute Funds or Fund Groups in accordance with Fund Withdrawal and Substituted Securities. Any and all distributions made by a Fund will be reinvested in additional shares of that Fund at net asset value. Deductions by Lincoln Life from a Variable Sub-Account will be made by redeeming a number of Fund shares at net asset value equal in total value to the amount to be deducted.

Investment Risk. Fund share values fluctuate, reflecting the risks of changing economic conditions and the ability of a Fund Group's investment adviser or sub-adviser to manage that Fund and anticipate changes in economic conditions. As to the Variable Account assets, the Owner bears the entire investment risk of gain or loss.

Fund Withdrawal and Substituted Securities. If a particular Fund ceases to be available for investment, or Lincoln Life determines that further investment in the particular Fund is not appropriate in view of the purposes of the Variable Account (including without limitation that it is not appropriate in light of legal, regulatory or federal income tax considerations), Lincoln Life may withdraw the particular Fund as a possible investment in the Variable Account and may substitute shares of a new or different Fund for shares of the withdrawn Fund. Lincoln Life shall obtain any necessary regulatory or other approvals including prior authorization of the Insurance Superintendent of New York. Lincoln Life may make appropriate endorsements to the policy to the extent reasonably required to reflect any withdrawal or substitution.

                            Policy Values Provisions

Accumulation Value. The Accumulation Value equals the sum of (i) the Fixed Account value, (ii) the Variable Account value, and (iii) the Loan Account value. At any point in time, therefore, the Accumulation Value reflects (a) Net Premium Payments made, (b) the amount of any partial surrenders (i.e. withdrawals), (c) any increases or decreases as a result of market performance in the Variable Sub-Accounts, (d) interest credited under the Fixed Account, (e) interest credited under the Loan Account, (f) Monthly Deductions and (g) all other expenses and fees as specified under SCHEDULE 2.

Fixed Account Value. The Fixed Account value, if any, with respect to the policy, at any point in time, is equal to the sum of the Net Premium Payments allocated or other amounts (net of any charges) transferred to the Fixed Account plus interest credited to such account less the portion of the Monthly Deductions applied to the Fixed Account and less any partial surrenders or amounts transferred from the Fixed Account.

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Interest Credited Under Fixed Account. Lincoln Life will credit interest to the Fixed Account daily. The interest rate applied to the Fixed Account will be the greater of: (a) a compounded daily rate of 0.012060% (equivalent to a compounded annual rate of 4.5%), or (b) a rate determined by Lincoln Life from time to time. Such rate will be established on a prospective basis, and once credited, such interest will be nonforfeitable.

Loan Account Value. The Loan Account value, if any, with respect to the policy, is the amount of any outstanding loan(s), including any interest charged on the loan(s). (See LOAN PROVISIONS, Loan Account.)

Interest Rate Credited on Loan Account Value. The annual rate at which interest is credited on the Loan Account value will be 4.5%.

Such loan interest amount will be transferred into the Fixed and/or Variable Sub-Accounts in proportion to the then current Net Accumulation Value, unless the Owner and Lincoln Life agree otherwise.

Variable Account Value. The Variable Account value, if any, with respect to the policy, for any Valuation Period is equal to the sum of the then stated values of all Variable Sub-Accounts under the policy. A Variable Accumulation Unit is a unit of measure used in the calculation of the value of each Variable Sub-Account. The stated value of each Variable Sub-Account is determined by multiplying the number of Variable Accumulation Units, if any, credited or debited to such Variable Sub-Account with respect to the policy by the Variable Accumulation Unit Value of the particular Variable Sub-Account for such Valuation Period.

Variable Accumulation Unit Value. Net Premium Payments, or portions thereof, allocated, or amounts transferred, to each Variable Sub-Account are converted into Variable Accumulation Units. The number of units will be calculated by dividing each amount allocated, transferred, distributed or redeemed by the Accumulation Unit Value of the appropriate Variable Sub-Account at the end of the Valuation Period in which it is received. The Accumulation Unit Value for each Variable Sub-Account was initially established at $10.00. It may thereafter increase or decrease from one Valuation Period to the next. The Variable Accumulation Unit value for a Variable Sub-Account for any Valuation Period after the inception of the Variable Sub-Account is determined as follows:

1. The total value of Fund shares held in the Variable Sub-Account is calculated by multiplying the number of Fund shares owned by the Variable Sub-Account at the beginning of the Valuation Period by the net asset value per share of the Fund at the end of the Valuation Period and adding any dividend or other distribution of the Fund made during the Valuation Period; minus

2. The liabilities of the Variable Sub-Account at the end of the Valuation Period; such liabilities include daily charges imposed on the Variable Sub-Account and may include a charge or credit with respect to any taxes paid or reserved for by Lincoln Life that Lincoln Life determines result from the operations of the Variable Account; and

3. The result of (1) minus (2) is divided by the number of Variable Accumulation Units for that Variable Sub-Account outstanding at the beginning of the Valuation Period.

The daily charges imposed on a Variable Sub-Account for any Valuation Period are equal to the M&E charge multiplied by the number of calendar days in the Valuation Period.

The Variable Accumulation Unit value may increase or decrease from Valuation Period to Valuation Period.

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Cost of Insurance. The Cost of Insurance is determined monthly. Such cost is calculated as (1), multiplied by the result of (2) minus (3), where:

(1)  is the Cost of Insurance Rate as described in Cost of Insurance Rates,

(2) is the death benefit at the beginning of the policy month, divided by 1.0032737, and

(3) is the Accumulation Value at the beginning of the policy month prior to the deduction for the monthly Cost of Insurance.

Cost of Insurance Rates. The Cost of Insurance Rates are determined from time to time by Lincoln Life based on its expectations of future mortality, investment earnings, persistency, and expenses (including taxes). The actuarial formula used to make such determination has been filed with the insurance supervisory official of the jurisdiction in which the policy is delivered. A portion or such Cost of Insurance rates may represent a recovery of expenses associated with the administration of the policy; such recovery may be greater in the early policy years. Any change in Cost of Insurance Rates will be determined in accordance with the procedures and standards on file with the Insurance Superintendent of New York and will apply to all individuals of the same class as the Insured. Any change in Cost of Insurance Rates will apply to all individuals of the same class as the Insured. The Cost of Insurance Rates shall not exceed the amounts described in SCHEDULE 3.

Monthly Deduction. Each month, on the Monthly Anniversary Day, Lincoln Life will deduct the Monthly Deduction by withdrawing the amount from the Fixed and Variable Sub-Accounts in proportion to which the balances invested in such Fixed and Variable Sub-Accounts bear to the Net Accumulation Value as of the date on which the deduction is made, unless otherwise agreed In Writing by Lincoln Life and the Owner. The Monthly Deduction for a policy month will be calculated as Charge (1) plus Charge (2) where:

CHARGE (1) is the Cost of Insurance (as described in Cost of Insurance) and the cost of any supplemental riders or optional benefits, and

CHARGE (2) is the Monthly Administrative Fee as described under SCHEDULE 2.

Basis of Computations. The Cost of Insurance Rates are guaranteed to be no greater than that calculated based on the applicable 1980 Commissioners Standard Ordinary Mortality Table (Age nearest birthday).

All policy values are at least equal to that required by the jurisdiction in which the policy is delivered. A detailed statement of the method of computing values has been filed with the insurance supervisory official of that jurisdiction.

                          Transfer Privilege Provision

Transfer Privilege. At any time while the policy is in force, other than during the Right-to-Examine Period, the Owner has the right to transfer amounts among the Fixed and Variable Sub-Accounts then available under the policy. All such transfers are subject to the following provisions. Transfers may be made In Writing. Transfer requests must be received at the Administrator Mailing Address prior to the time of day set forth in the prospectus and provided the NYSE is open for business, in order to be processed as of the close of business on the date the request is received; otherwise, the transfer will be processed on the next business day the NYSE is open for business. Lincoln Life shall not be responsible for (a) any liability for acting in good faith upon any transfer instructions given by internet, or (b) the authenticity of such instructions. A single transfer request, made In Writing may consist of multiple transactions.

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Transfers from the Fixed Account are subject to the POLICY SPECIFICATIONS, Limits on Transfers from the Fixed Account. Transfers to the Fixed Account will earn interest as specified under POLICY VALUES PROVISIONS, Interest Credited Under Fixed Account. Transfers involving Variable Sub-Accounts will reflect the purchase or cancellation of Variable Accumulation Units having an aggregate value equal to the dollar amount being transferred to or from a particular Variable Sub-Account. The purchase or cancellation of such units shall be made using Variable Accumulation Unit values of the applicable Variable Sub-Account for the Valuation Period during which the transfer is effective.

Unless otherwise changed by Lincoln Life to be less restrictive, transfers shall be subject to the following conditions: (a) Up to 24 transfer requests may be made during any Policy Year without charge, however, for each transfer request in excess of 24, a transfer fee as set forth in SCHEDULE 2 may be deducted on a pro-rata basis from the Fixed and/or Variable Sub-Accounts from which the transfer is being made; (b) The amount being transferred may not be less than $50 unless the entire value of the Fixed or Variable Sub-Account is being transferred; (c) The amount being transferred may not exceed Lincoln Life's maximum amount limit then in effect; (d) Transfers involving Variable Sub-Account(s) shall be subject to such additional terms and conditions as may be imposed by the Funds; and (e) Any value remaining in the Fixed or a Variable Sub-Account following a transfer may not be less than $100. Lincoln Life reserves the right to change the terms and conditions of the TRANSFER PRIVILEGE PROVISION in response to changes in legal or regulatory requirements. Further, Lincoln Life reserves, in its sole discretion, the right to limit or modify transfers that may have an adverse effect on other policy Owners. Transfer rights may be restricted in any manner or terminated until the beginning of the next Policy Year if Lincoln Life determines that the Owner's use of the transfer right may disadvantage other policy Owners.

                    Optional Sub-Account Allocation Programs

Program Participation. The Owner may elect to participate in programs providing for Dollar Cost Averaging or Automatic Rebalancing, currently without charge. Transfers made in conjunction with either of these programs do not count against the free transfers available.

Dollar Cost Averaging. Dollar Cost Averaging systematically transfers specified dollar amounts from the Money Market Sub-Account or the Fixed Account during the first Policy Year. Transfer allocations may be made to one or more of the other Sub-Accounts on a monthly basis.

Dollar Cost Averaging terminates automatically: (a) if the value in the Money Market Sub-Account or Fixed Account is insufficient to complete the next transfer; (b) one week after receipt at the Administrator Mailing Address of a request for termination In Writing, or electronically, if adequately authenticated; or (c) on the first Policy Anniversary.

Automatic Rebalancing. Automatic Rebalancing restores the percentage of policy value allocated to the Fixed Account and each Variable Sub-Account to a level pre-determined by the Owner (e.g. 20% Money Market, 30% Bond, 50% Growth). The pre-determined level is the allocation initially selected on the application, until changed by the Owner. If Automatic Rebalancing is in effect, all Net Premium Payments allocated to the Fixed Account and Variable Sub-Accounts will be subject to Automatic Rebalancing. Rebalancing will occur on a quarterly basis. If Dollar Cost Averaging is also elected, the first rebalancing will occur after the Dollar Cost Averaging process expires.

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                  Nonforfeiture and Surrender Value Provisions

Surrender. Surrender of the policy is effective on the business day of receipt by Lincoln Life of the policy and a request for surrender In Writing, provided that at the time of such receipt the policy is in force.

Surrender Value. The amount payable on surrender of the policy (the "Surrender Value") shall be the Net Accumulation Value less any accrued loan interest not yet charged, and less any surrender charges as determined under the provision of
SCHEDULE 1.

The Surrender Value shall be paid by Lincoln Life in a lump sum or as provided under the OPTIONAL METHODS OF SETTLEMENT rider. Any deferment of payments by Lincoln Life will be subject to GENERAL PROVISIONS, Deferment of Payments.

Continuation of Coverage. Unless otherwise agreed to by the Owner and Lincoln Life, if the Insured is still living at Age 100 and the policy has not lapsed or been surrendered, the Variable Account value, if any, will be transferred to the Fixed Account on the next Policy Anniversary Day after the Insured becomes Age 100 and no further transfers among Funds will be allowed. Lincoln Life will continue to credit interest to the Accumulation Value as defined in POLICY VALUES PROVISIONS, Interest Credited Under Fixed Account, (b) no further Monthly Deductions or premium payments (except as needed to keep the policy from lapsing) will be made, and (c) the policy will remain in force until it is surrendered or the Death Benefit Proceeds become payable.

Partial Surrender. A partial surrender (i.e. withdrawal) may be made from the policy on any Valuation Day in accordance with the following as long as the policy is in force. A partial surrender must be requested In Writing or, if previously authorized, electronically. A partial surrender may only be made if the amount of the partial surrender, excluding the transaction fee as specified in SCHEDULE 1, is (a) not less than $500; and (b) not more than 90% of the Surrender Value of the policy as of the end of the Valuation Period ending on the Valuation Day on which the request is accepted by Lincoln Life. The amount of the partial surrender and the transaction fee shall be withdrawn from the Fixed and/or Variable Sub-Accounts in proportion to the balances invested in such Sub-Accounts.

Any surrender results in a withdrawal of funds from all of the Fixed and/or Variable Sub-Accounts which have balances allocated to them. Any surrender from a Variable Sub-Account will result in the cancellation of Variable Accumulation Units which have an aggregate value on the date of the surrender equal to the total amount by which the Variable Sub-Account is reduced. The cancellation of such units will be based on the Variable Accumulation Unit value of the Variable Sub-Account determined at the close of the Valuation Period during which the surrender is effective.

Effect of Partial Surrenders on Accumulation Value and Specified Amount. As of the end of the Valuation Day on which there is a partial surrender (i.e. withdrawal), (a) the Accumulation Value shall be reduced by the sum of (i) the amount of the partial surrender, plus (ii) the transaction fee specified in
SCHEDULE 1; and (b) if DEATH BENEFIT OPTION 1 is in effect, the Specified Amount shall be reduced by the amount of the partial surrender. The reduction in the Specified Amount will be made against the most recent increases first, then against the recent increases successively.

                                 Loan Provisions

Policy Loans. If the policy has Surrender Value, Lincoln Life will grant a loan against the policy provided: (a) a proper loan agreement is executed and (b) a satisfactory assignment of the policy to Lincoln Life is made. Loans may continue to be made after the Insured's Age 100. The loan may be for any amount up to 100% of the then current Surrender Value; however, Lincoln Life reserves the right to limit the amount of such loan so that total Indebtedness will not exceed 90% of an amount equal to the then current

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Accumulation Value less the surrender charge(s) as set forth under SCHEDULE 1. The amount borrowed will be paid within seven days of Lincoln Life's receipt of such request, except as Lincoln Life may be permitted to defer the payment of amounts as specified under GENERAL PROVISIONS, Deferment of Payments.

The minimum loan amount is $500. Lincoln Life reserves the right to modify this amount in the future. Lincoln Life will withdraw such loan from the Fixed and/or Variable Sub-Accounts in proportion to the then current account values, unless the Owner instructs Lincoln Life otherwise In Writing.

Loan Account. An amount equal to the amount of any loan will be transferred out of the Fixed and/or Variable Sub-Accounts as described above. Such amount will become part of the Loan Account value. The outstanding loan balance at any time includes accrued interest on the loan.

Loan Repayment. The outstanding loan balance (i.e. Indebtedness) may be repaid at any time during the lifetime of the Insured, however, the minimum loan repayment is $100 or the amount of the outstanding Indebtedness, if less. The Loan Account will be reduced by the amount of any loan repayment. Any repayment of Indebtedness, other than loan interest, will be allocated to the Fixed and/or Variable Sub-Accounts in the same proportion in which Net Premium Payments are currently allocated, unless the Owner and Lincoln Life agree otherwise In Writing.

Interest Rate Charged on Loan Account. Interest charged on the Loan Account will be at an annual rate equal to 5.5% on or before the 10th Policy Anniversary and 4.5% thereafter, payable in arrears.

Interest charged on the Loan Account is payable annually on each Policy Anniversary or as otherwise agreed In Writing by the Owner and Lincoln Life. Such loan interest amount, if not paid when due, will be transferred out of the Fixed and/or Variable Sub-Accounts in proportion to the then current Net Accumulation Value and into the Loan Account, unless both the Owner and Lincoln Life agree otherwise.

Indebtedness. The term "Indebtedness" means money which is owed on this policy due to an outstanding loan and interest accrued thereon but not yet charged. A loan, whether or not repaid, will have a permanent effect on the Net Accumulation Value. A policy loan reduces the then current Net Accumulation Value under the policy while repayment of a loan will cause an increase in the then current Net Accumulation Value. Any Indebtedness at time of settlement will reduce the Death Benefit Proceeds payable under the policy. The Owner should consult a tax advisor prior to taking a loan.

If at any time the total Indebtedness against the policy, including interest accrued but not due, equals or exceeds the then current Accumulation Value less any applicable surrender charge(s), a notice will be sent at least 31 days before the end of the Grace Period to the Owner and to assignees, if any, that this policy will terminate unless the Indebtedness is repaid. The policy will thereupon terminate without value at the end of the Grace Period subject to the conditions in PREMIUM AND REINSTATEMENT PROVISIONS, Grace Period.

                          Insurance Coverage Provisions

Date of Coverage. The date of coverage will be the Date of Issue provided the initial premium has been paid and the policy accepted by the Owner (a) while the Insured is alive, and (b) prior to any change in health and insurability as represented in the application.

For any insurance that has been reinstated, the date of coverage will be the Monthly Anniversary Day that coincides with or next follows the day the application for reinstatement is approved by Lincoln Life, provided the Insured is alive on such day. (See PREMIUM AND REINSTATEMENT PROVISIONS, Reinstatement.)

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Termination of Coverage. All coverage under the policy terminates on the first to occur of the following:

1.      Surrender of the policy;

2.      Death of the Insured; or

3. Failure to pay the amount of premium necessary to avoid termination before the end of any applicable Grace Period.

No action by Lincoln Life after such a termination of the policy, including any Monthly Deduction made after termination of coverage, shall constitute a reinstatement of the policy or waiver of the termination. Any such deduction will be refunded.

Death Benefit Proceeds. If the Insured dies while the policy is in force, Lincoln Life shall pay Death Benefit Proceeds equal to the greater of (i) the amount determined under the Death Benefit Option in effect at the time of the Insured's death, or (ii) an amount determined by Lincoln Life equal to that required by the Internal Revenue Code to maintain the contract as a life insurance policy. (See SCHEDULE 4.) Death Benefit Proceeds are less any Indebtedness.

Death Benefit Options. Following are the Death Benefit Options available under the policy:

        DEATH BENEFIT OPTION 1:

        Specified Amount. The death benefit will be the Specified Amount on the date of death.

        For Death Benefit Option 1, a partial surrender will reduce the Accumulation Value, the death benefit and the Specified Amount. (See NONFORFEITURE AND SURRENDER VALUE PROVISIONS, Effect of Partial Surrenders on Accumulation Value and Specified Amount.)

        DEATH BENEFIT OPTION 2:

        Sum of the Specified Amount and the Accumulation Value. The death benefit will be the sum of the Specified Amount plus the Accumulation Value on the date of death.

        For Death Benefit Option 2, a partial surrender will reduce the Accumulation Value and the death benefit. The Specified Amount will not be reduced. (See NONFORFEITURE AND SURRENDER VALUE PROVISIONS, Effect of Partial Surrenders on Accumulation Value and Specified Amount.)

Unless DEATH BENEFIT OPTION 2 is elected, the Owner will be deemed to have elected DEATH BENEFIT OPTION 1.

Changes in Specified Amount and Death Benefit Option. Unless provided otherwise, a change in Specified Amount or Death Benefit Option may be effected any time while this policy is in force, provided the request for change is In Writing and filed at the Administrator Mailing Address. If such change results in an increase in the net amount at risk, it will be subject to satisfactory evidence of insurability. All such changes are subject to the consent of Lincoln Life and the following conditions.

CHANGES IN SPECIFIED AMOUNT:

1. If a decrease in the Specified Amount is requested, the decrease will become effective on the Monthly Anniversary Day that coincides with or next follows the receipt of the request provided any requirements, as determined by Lincoln Life, are met. A decrease in Specified Amount may be subject to a surrender charge, if any, as set forth in SCHEDULE 1.

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        In such event, Lincoln Life will reduce the existing Specified Amount against the most recent increase first, then against the next most recent increases successively, and finally, against insurance provided under the original application; however, Lincoln Life reserves the right to limit the amount of any decrease so that the Specified Amount will not be less than the Minimum Specified Amount shown in the POLICY SPECIFICATIONS.

2.      If an increase in the Specified Amount is requested:

        (a) a supplemental application must be submitted and evidence of insurability of the Insured satisfactory to Lincoln Life must be furnished; and

        (b) any other requirements as determined by Lincoln Life must be met.

        If Lincoln Life approves the request, the increase will become effective upon (i) the Monthly Anniversary Day that coincides with or next follows the date the request is approved by Lincoln Life and (ii) the deduction from the Accumulation Value (in proportion to the then current account values of the Fixed and/or Variable Sub-Accounts) of the first month's Cost of Insurance for the increase, provided the Insured is alive on such day.

CHANGES IN DEATH BENEFIT OPTION:
1.      On a change from DEATH BENEFIT OPTION 1 to DEATH BENEFIT OPTION 2:

        The Specified Amount will be reduced by the Accumulation Value as of the Monthly Anniversary Day that coincides with or next follows the date the request is received at the Administrator Mailing Address.

2.      On a change from DEATH BENEFIT OPTION 2 to DEATH BENEFIT OPTION 1:

        The Specified Amount will be increased by the Accumulation Value as of the Monthly Anniversary Day that coincides with or next follows the date the request is received at the Administrator Mailing Address.

Lincoln Life will not allow a decrease in the amount of insurance below the minimum amount required to maintain this contract as a life insurance policy under the Internal Revenue Code.

Right to Convert. In the event of a material change in the investment strategy of a Variable Sub-Account, the Owner may transfer the amount in the Variable Sub-Account to other Variable Sub-Account or to the Fixed Account without a transfer charge even if the 24 free transfers have already been used. The option to transfer must be exercised by the Owner within 60 days after the effective date of such change in the investment strategy of a Variable Sub-Account of the policy.

Paid-up Insurance Option. At any time, the Owner may transfer all of the Variable Account Value to the Fixed Account and then surrender the policy for reduced guaranteed nonparticipating paid-up insurance. No monthly administrative fees would apply to such paid-up insurance. The amount of paid-up insurance will be that which the surrender value will purchase when applied as a net single premium at the Insured's then attained age using the guaranteed interest and mortality basis set forth under the "Basis of Computations" provision of the policy. The paid-up insurance will not include any supplementary or additional benefits provided by rider under the original policy.

                               General Provisions

The Policy. The policy and the application for the policy (including any supplemental applications for changes in Specified Amount or Death Benefit Option) constitute the entire contract between the parties. All statements made in the application shall be deemed representations and not warranties. No statement may be used in defense of a claim under the policy unless it is contained in the application and a copy of the application is attached to the policy when issued.

LN694                                   NY                                    21

Only the President, a Vice President, an Assistant Vice President, a Secretary, a Director or an Assistant Director of Lincoln Life may execute or modify the policy.

The policy is executed at the Administrator Mailing Address located on the front cover of the policy.

Non-Participation. The policy is not entitled to share in surplus distribution.

Notice of Claim. Due Proof of Death must be furnished to Lincoln Life as soon as reasonably practicable after the death of the Insured. Such notice shall be given to Lincoln Life In Writing by or on behalf of the Owner.

Payment of Proceeds. Proceeds, as used in this policy, means the amount payable
(a) upon the surrender of this policy, or (b) upon the Insured's death.

The amount payable upon receipt of due proof of death will be the Death Benefit Proceeds as of the date of death. (See INSURANCE COVERAGE PROVISIONS, Death Benefit Proceeds.) Death Benefit Proceeds are payable upon the Insured's death subject to the receipt of Due Proof of Death and will include interest on proceeds from the date of death of the Insured to the date of payment. Such interest shall be computed daily at the rate currently paid by Lincoln Life on proceeds left under settlement options. If the death occurs during the Grace Period, Lincoln Life will pay the Death Benefit Proceeds for the Death Benefit Option in effect immediately prior to the Grace Period, reduced by any overdue Monthly Deductions.

If the policy is surrendered, the proceeds will be the Surrender Value described in NONFORFEITURE AND SURRENDER VALUE PROVISIONS.

The proceeds are subject to the further adjustments described in the following provisions:

1.  Misstatement of Age or Sex;

2.  Incontestability; and

3.  Suicide.

When settlement is made, Lincoln Life may require return of the policy. Proceeds will be paid in a lump sum unless an Optional Method of Settlement is elected.

Policy proceeds are exempt from the claims of creditors and the rights of beneficiaries and assignees thereof shall be protected.

Deferment of Payments. Any amounts payable as a result of loans, surrender, or partial surrenders (i.e. withdrawals) will be paid within 7 days of Lincoln Life's receipt of such request. However, payment of amounts from the Variable Sub-Accounts may be postponed when the NYSE is closed or when the SEC declares an emergency. In the event of a deferral of a surrender, loan or payment of the Death Benefit Proceeds, interest becomes payable after 10 days at the rate currently paid under the interest settlement option. Additionally, Lincoln Life reserves the right to defer the payment of such amounts from the Fixed Account for a period not to exceed 6 months from the date written request is received by Lincoln Life; during any such deferred period, the amount payable will bear interest at the rate specified under the interest settlement option.

Misstatement of Age or Sex. If the Age or sex of the Insured is misstated, Lincoln Life will adjust all benefits to the amounts that would have been purchased for the correct Age and sex according to the basis specified in
SCHEDULE 3; that is, all benefits will be adjusted for the difference between the Monthly Deductions made and the Monthly Deductions that would have been made on the correct age or sex.

LN694                                   NY                                    22

Suicide. If the Insured commits suicide within 2 years from the Date of Issue, the Death Benefit Proceeds will be limited to a refund of premiums paid, less
(a) any Indebtedness against the policy and (b) the amount of any partial surrenders (i.e. withdrawals). If the Insured commits suicide within 2 years from the date of any increase in the Specified Amount Specified Amount resulting from an application by the Owner subsequent to the Date of Issue of the policy, the Death Benefit Proceeds with respect to such increase will be limited to a refund of the monthly charges for the cost of such additional insurance and the amount of insurance will be limited to the amount of Death Benefit Proceeds applicable before such increase was made provided that the increase became effective at least 2 years from the Date of Issue of the policy.

If the policy lapses and is reinstated (See PREMIUM AND REINSTATEMENT, Reinstatement), the 2 year period for suicide does not begin anew.

Incontestability. Lincoln Life will only use material misstatements in an application to contest a claim. Except for nonpayment of Monthly Deductions, this policy will be incontestable after it has been in force during the lifetime of the Insured for 2 years from its Date of Issue. This means that Lincoln Life will not use any material misstatement in the application to challenge a claim or contest liability after that time. Any applied for increase in the Specified Amount effective after the Date of Issue will be incontestable only after such increase has been in force for 2 years during the lifetime of the Insured.

The basis for contesting an increase in Specified Amount will be limited to material misrepresentations made in the supplemental application for the increase. The basis for contesting after reinstatement will be (a) limited for a period of 2 years from the date of reinstatement and (b) limited to material misrepresentations made in the reinstatement application.

Annual Report. Lincoln Life will send a report to the Owner at least once a year without charge. The report will show the Accumulation Value as of the reporting date and the amounts deducted from or added to the Accumulation Value since the last report. The report will also show (a) the current Death Benefit Proceeds,
(b) the current policy values, (c) premiums paid and all deductions made since the last report, and (d) outstanding policy loans, and (e) any other information required by the Superintendent of Insurance.

Projection of Benefits and Values. Lincoln Life will provide a projection of illustrative future Death Benefit Proceeds and values to the Owner at any time upon written request and payment of a service fee, not to exceed $25.00.

Change of Plan. Within the first 18 months of the policy, the Owner may exchange the policy without any evidence of insurability for any one of the permanent life insurance policies belonging to the same class to which this policy belongs then being issued by Lincoln Life. The request for the exchange must be In Writing and received by Lincoln Life within 18 months from the Date of Issue of the policy. Unless otherwise agreed by the Owner and Lincoln Life, the new policy shall have the same initial amount of insurance and Date of Issue as the original policy, and the issue age of the Insured under the new policy shall be the age of the Insured as of the Date of Issue of the original policy. Any riders and incidental insurance benefits included in the original policy will be included if such riders and incidental benefits are issued with the new policy. If the conversion results in an increase or decrease in cash value, such increase or decrease will be payable to Lincoln Life by the Owner, as applicable.

Policy Changes - Applicable Law. This policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code in order for the Owner to receive the tax treatment accorded to life insurance under Federal law. Therefore, to maintain this qualification to the maximum extent permitted by law, Lincoln Life reserves the right to return any premium payments that would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by Lincoln Life. Further, Lincoln Life reserves the right to make changes in this policy or to make distributions from the policy to the extent it deems necessary, in its sole discretion, to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. The Owner will be given advance written notice of such changes.

LN694                                   NY                                    23

                         Optional Methods of Settlement

This rider is made part of the policy to which it is attached as of the Date of Issue. Upon written request, the Company will agree to pay in accordance with any one of the options shown below all or part of the net proceeds that may be payable under the policy.

If any optional income settlement provides for instalment payments for a given age of payee for an amount which would be the same for different periods certain, the Company will deem that an election has been made for the longest period certain for such age and amount.

While the Insured is alive, the request, including the designation of the payee, may be made by the Owner. Unless the Owner has previously elected a settlement option, at the time a Death Benefit becomes payable under the policy, the request, including the designation of the payee, may then be made by the Beneficiary. Once Income Payments have begun, the policy cannot be surrendered and the payee cannot be changed, nor can the settlement option be changed.

Payment Dates. The first Income Payment under the settlement option selected will become payable on the date proceeds are settled under the option. Subsequent payments will be made on the first day of each month in accordance with the manner of payment selected.

Minimum Payment Amount. The settlement option elected must result in an Income Payment at least equal to the minimum payment amount in accordance with the Company's rules then in effect. If at any time payments are less than the minimum payment amount, the Company has the right to change the frequency to an interval that will provide the minimum payment amount. If any amount due is less than the minimum per year, the Company may make other arrangements that are equitable.

Income Payments. Income Payments will remain constant pursuant to the terms of the settlement option(s) selected. The amount of each Income Payment shall be determined in accordance with the terms of the settlement option and the table(s) set forth in this rider, as applicable. The mortality table used is the Annuity 2000 Table and 3% interest. In determining the settlement amount, the settlement age of the payee will be reduced by one year when the first installment is payable during 2010-2019, reduced by two years when the first installment is payable during the decade 2020-2029, and so on.

First Option: Life Annuity. An annuity payable monthly to the payee during the lifetime of the payee, ceasing with the last payment due prior to the death of the payee.

Second Option: Life Annuity with Certain Period. An annuity providing monthly income to the payee for a fixed period of 60, 120, 180, or 240 months (as selected), and for as long thereafter as the payee shall live.

Third Option: Annuity Certain. An amount payable monthly for the number of years selected which may be from 5 to 30 years.

Fourth Option: As a Deposit at Interest. The Company will retain the proceeds while the payee is alive and will pay interest annually thereon at a rate of not less than 3% per year. Upon the payee's death, the amount on deposit will be paid.

Excess Interest. At the sole discretion of the Company, excess interest may be paid or credited from time to time in addition to the payments guaranteed under any Optional Method of Settlement.

Additional Options. Any proceeds payable under the policy may also be settled under any other method of settlement offered by the Company at the time of the request.

                                     Lincoln Life & Annuity Company of New York
                                               [GRAPHIC REMOVED HERE]

LR521 NY                                                                  Page 1


Life Annuity and Life Annuity with Certain Period Table for Each $1,000 Applied - Male

----------------------------------------------------------------------------------------------------------------------------
 Settlement age          Number of         Settlement age         Number of        Settlement age          Number of
of payee nearest    instalments certain   of payee nearest   instalments certain   of payee nearest   instalments certain
    birthday     60    120   180     240      birthday    60    120    180    240      birthday    60     120    180    240
----------------------------------------------------------------------------------------------------------------------------
        Life                                     Life                                     Life
  Age  Annuity                             Age  Annuity                             Age  Annuity
   10    2.84   2.84   2.84   2.84   2.84   35   3.35    3.35   3.34   3.34   3.33   60    4.98    4.95   4.88   4.75   4.56
   11    2.85   2.85   2.85   2.85   2.85   36   3.38    3.38   3.38   3.37   3.36   61    5.10    5.07   4.99   4.84   4.62
   12    2.87   2.87   2.86   2.86   2.86   37   3.42    3.42   3.41   3.40   3.39   62    5.23    5.20   5.11   4.93   4.69
   13    2.88   2.88   2.88   2.88   2.87   38   3.46    3.46   3.45   3.44   3.42   63    5.37    5.34   5.23   5.03   4.75
   14    2.89   2.89   2.89   2.89   2.89   39   3.50    3.49   3.49   3.48   3.46   64    5.53    5.48   5.35   5.13   4.82

   15    2.91   2.91   2.91   2.90   2.90   40   3.54    3.54   3.53   3.52   3.50   65    5.69    5.64   5.49   5.23   4.88
   16    2.92   2.92   2.92   2.92   2.91   41   3.58    3.58   3.57   3.56   3.53   66    5.86    5.80   5.62   5.33   4.94
   17    2.94   2.94   2.93   2.93   2.93   42   3.63    3.62   3.62   3.60   3.57   67    6.04    5.98   5.77   5.43   5.00
   18    2.95   2.95   2.95   2.95   2.94   43   3.68    3.67   3.66   3.64   3.62   68    6.24    6.16   5.92   5.53   5.06
   19    2.97   2.97   2.97   2.96   2.96   44   3.73    3.72   3.71   3.69   3.66   69    6.45    6.35   6.07   5.63   5.11

   20    2.99   2.99   2.98   2.98   2.98   45   3.78    3.77   3.76   3.74   3.70   70    6.67    6.56   6.23   5.73   5.16
   21    3.00   3.00   3.00   3.00   2.99   46   3.83    3.83   3.81   3.79   3.75   71    6.91    6.78   6.39   5.83   5.21
   22    3.02   3.02   3.02   3.02   3.01   47   3.89    3.88   3.87   3.84   3.80   72    7.16    7.00   6.56   5.93   5.25
   23    3.04   3.04   3.04   3.04   3.03   48   3.95    3.94   3.93   3.89   3.85   73    7.43    7.25   6.73   6.02   5.29
   24    3.06   3.06   3.06   3.06   3.05   49   4.01    4.01   3.99   3.95   3.90   74    7.72    7.50   6.90   6.11   5.33

   25    3.08   3.08   3.08   3.08   3.07   50   4.08    4.07   4.05   4.01   3.95   75    8.02    7.77   7.08   6.20   5.36
   26    3.10   3.10   3.10   3.10   3.09   51   4.15    4.14   4.11   4.07   4.00   76    8.35    8.05   7.26   6.28   5.39
   27    3.13   3.13   3.12   3.12   3.11   52   4.22    4.21   4.18   4.13   4.06   77    8.70    8.34   7.43   6.36   5.41
   28    3.15   3.15   3.15   3.14   3.14   53   4.30    4.29   4.26   4.20   4.12   78    9.08    8.65   7.61   6.43   5.43
   29    3.17   3.17   3.17   3.17   3.16   54   4.38    4.37   4.33   4.27   4.18   79    9.48    8.98   7.78   6.49   5.45

   30    3.20   3.20   3.20   3.19   3.19   55   4.46    4.45   4.41   4.34   4.24   80    9.91    9.31   7.95   6.55   5.46
   31    3.23   3.23   3.22   3.22   3.21   56   4.55    4.54   4.50   4.42   4.30   81   10.38    9.66   8.11   6.60   5.47
   32    3.26   3.25   3.25   3.25   3.24   57   4.65    4.63   4.58   4.50   4.36   82   10.87   10.02   8.27   6.65   5.48
   33    3.28   3.28   3.28   3.28   3.27   58   4.75    4.73   4.68   4.58   4.43   83   11.39   10.40   8.42   6.69   5.49
   34    3.32   3.31   3.31   3.31   3.30   59   4.86    4.84   4.78   4.66   4.49   84   11.95   10.78   8.56   6.72   5.50

                                                                                     85   12.55   11.16   8.69   6.75   5.50
----------------------------------------------------------------------------------------------------------------------------



LR521                                                                    Page 2

Life Annuity and Life Annuity with Certain Period Table for Each $1,000 Applied - Female
--------------------------------------------------------------------------------------------------------------------
Settlement     Number of instalments    Settlement   Number of instalments     Settlement     Number of instalments
  age of            certain               age of          certain                age of            certain
  payee                                   payee                                  payee
 nearest                                 nearest                                nearest
 birthday      60   120   180   240      birthday    60   120   180   240        birthday     60   120   180   240
--------------------------------------------------------------------------------------------------------------------
 Age     Life Annuity                    Age   Life Annuity                    Age   Life Annuity
  10     2.78  2.78  2.78  2.78   2.78    35   3.22  3.22   3.22   3.21  3.21   60   4.59   4.58   4.54   4.46  4.35
  11     2.79  2.79  2.79  2.79   2.79    36   3.25  3.25   3.24   3.24  3.23   61   4.69   4.68   4.63   4.56  4.42
  12     2.81  2.81  2.81  2.80   2.80    37   3.28  3.28   3.27   3.27  3.26   62   4.80   4.79   4.73   4.64  4.49
  13     2.82  2.82  2.82  2.82   2.81    38   3.31  3.31   3.30   3.30  3.29   63   4.92   4.90   4.84   4.73  4.57
  14     2.83  2.83  2.83  2.83   2.83    39   3.34  3.34   3.34   3.33  3.32   64   5.04   5.02   4.95   4.83  4.84

  15     2.84  2.84  2.84  2.84   2.84    40   3.38  3.37   3.37   3.36  3.35   65   5.18   5.15   5.07   4.93  4.71
  16     2.85  2.85  2.85  2.85   2.85    41   3.41  3.41   3.41   3.40  3.39   66   5.32   5.29   5.20   5.03  4.78
  17     2.87  2.87  2.87  2.87   2.86    42   3.45  3.45   3.44   3.44  3.42   67   5.48   5.44   5.33   5.14  4.85
  18     2.88  2.88  2.88  2.88   2.88    43   3.49  3.49   3.48   3.47  3.46   68   5.64   5.60   5.47   5.25  4.92
  19     2.90  2.90  2.89  2.89   2.89    44   3.53  3.53   3.52   3.51  3.50   69   5.82   5.77   5.62   5.36  4.99

  20     2.91  2.91  2.91  2.91   2.91    45   3.57  3.57   3.57   3.55  3.54   70   6.01   5.95   5.78   5.47  5.05
  21     2.93  2.93  2.92  2.92   2.92    46   3.62  3.62   3.61   3.60  3.58   71   6.21   6.15   5.94   5.58  5.11
  22     2.94  2.94  2.94  2.94   2.94    47   3.67  3.67   3.66   3.64  3.62   72   6.44   6.36   6.11   5.70  5.17
  23     2.96  2.96  2.96  2.96   2.95    48   3.72  3.72   3.71   3.69  3.67   73   6.68   6.59   6.29   5.81  5.22
  24     2.98  2.97  2.97  2.97   2.97    49   3.77  3.77   3.76   3.74  3.71   74   6.94   6.83   6.48   5.92  5.27

  25     2.99  2.99  2.99  2.99   2.99    50   3.83  3.82   3.81   3.79  3.76   75   7.22   7.09   6.67   6.03  5.31
  26     3.01  3.01  3.01  3.01   3.01    51   3.89  3.88   3.87   3.85  3.81   76   7.53   7.36   6.86   6.13  5.35
  27     3.03  3.03  3.03  3.03   3.02    52   3.95  3.94   3.93   3.90  3.86   77   7.86   7.65   7.06   6.22  5.38
  28     3.05  3.05  3.05  3.05   3.04    53   4.01  4.01   3.99   3.96  3.92   78   8.21   7.97   7.26   6.31  5.40
  29     3.07  3.07  3.07  3.07   3.06    54   4.08  4.08   4.06   4.02  3.97   79   8.60   8.30   7.46   6.40  5.43

  30     3.09  3.09  3.09  3.09   3.09    55   4.15  4.15   4.13   4.09  4.03   80   9.02   8.65   7.66   6.47  5.45
  31     3.12  3.12  3.11  3.11   3.11    56   4.23  4.22   4.20   4.16  4.09   81   9.48   9.02   7.86   6.54  5.46
  32     3.14  3.14  3.14  3.14   3.13    57   4.31  4.30   4.28   4.23  4.15   82   9.97   9.41   8.05   6.59  5.48
  33     3.17  3.17  3.16  3.16   3.16    58   4.40  4.39   4.36   4.30  4.22   83   10.50  9.82   8.23   6.64  5.49
  34     3.19  3.19  3.19  3.19   3.18    59   4.49  4.48   4.45   4.38  4.29   84   11.08  10.24  8.40   6.69  5.49

                                                                                85   11.70  10.67  8.55   6.73  5.50
--------------------------------------------------------------------------------------------------------------------

Annuity Certain Table for Each $1,000 Applied
--------------------------------------------------------------------------------------------------------------------
  Number of        Amount of each         Number of        Amount of each        Number of        Amount of each
    years            instalment             years            instalment            years            instalment
during which                            during which                           during which
 instalments                             instalments                            instalments
   will be                                 will be                                will be
    paid           Annual      Monthly        paid         Annual     Monthly        paid         Annual     Monthly

--------------------------------------------------------------------------------------------------------------------
           5       $211.99      $17.91            12        $97.54      $8.24            19        $67.78      $5.73
           6        179.22       15.14            13         91.29       7.71            20         65.26       5.51
           7        155.83       13.16            14         85.95       7.26            25         55.76       4.71
           8        138.31       11.68            15         81.33       6.87            30         49.53       4.18
           9        124.69       10.53            16         77.29       6.53
          10        113.82        9.61            17         73.74       6.23
          11        104.93        8.86            18         70.59       5.96
--------------------------------------------------------------------------------------------------------------------

LR521                                                                     Page 3

                   Lincoln Life & Annuity Company of New York
                 Flexible Premium Variable Life Insurance Policy

  Non-Participating Variable life insurance payable upon death of the Insured.
                            Adjustable Death Benefit.
              Surrender Value payable upon surrender of the policy.
         Flexible premiums payable to when the Insured reaches Age 100.
                Investment results reflected in policy benefits.
             Premium Payments and Supplementary Coverages as shown
                          in the Policy Specifications.

LN694